EXHIBIT 10.3

AMENDMENT NO. 2

TO

FEDERAL INCOME TAX SHARING AGREEMENT

THIS AMENDMENT NO. 2 ( “Amendment No. 2”), dated as of [                  ], 2010 and effective for tax periods beginning on or after  January 1, 2010, is to the Federal Income Tax Sharing Agreement (the “Agreement”), effective March 11, 2003, between Hallmark Cards, Incorporated, a Missouri corporation (“Hallmark”) and Crown Media Holdings, Inc. a Delaware corporation (“Crown), as amended by that certain Amendment No. 1 (“Amendment No. 1”) to the Agreement, dated August 5, 2003.  Capitalized terms used herein but not defined herein shall have the meaning assigned to them in the Agreement.

R E C I T A L S

WHEREAS, pursuant to Section 9.3(e) of that certain Master Recapitalization Agreement, dated as of the date hereof, by and among Hallmark, Crown and certain affiliated entities (the “Master Recapitalization Agreement”), H C Crown Corp, a Delaware corporation and an affiliate of Hallmark is required to deliver this Amendment No. 2 to Crown;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Master Recapitalization Agreement, the parties hereto hereby agree as follows:

1. The parties hereby agree and confirm the provisions added to the Agreement by Amendment No. 1 shall be deleted in their entirety.

2. The parties hereby agree and confirm that the conversion of the Hallmark Debt (as defined in the Master Recapitalization Agreement) into new debt or stock pursuant to Section 2.2(b)(i)-(iii) of the Master Recapitalization Agreement shall not be treated as the payment of interest expense in cash to Hallmark pursuant to the Agreement or Amendment No. 1.

3. The parties hereby agree and confirm that the first payment pursuant to the Agreement, as amended by this Amendment No. 2, shall not become due and payable until after the first full fiscal quarter following the Closing Date, but shall be made in respect of the period commencing from January 1, 2010 through the last day of the first full quarter following the Closing Date.

4.           The first sentence of Section 1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)           For any Inclusion Period, any Crown Tax Benefit shall, subject to the provisions of Section 2, be allowed as a credit in respect of any future payment due from Crown to Hallmark in respect of a Crown Tax Liability.”

5.           Section 1 of the Agreement is hereby amended by inserting a new subsection (f) and a new subsection (g) to read as follows:

“(f)           Notwithstanding anything to the contrary in this Agreement, the calculation of the Crown Tax Liability, Estimated Crown Tax Liability, Estimated Crown Tax Benefit or Crown Tax Benefit for the Inclusion Period and Tax Year which includes the closing date of the transactions contemplated by the Master Recapitalization Agreement shall not include any cancellation of indebtedness income realized by Crown pursuant to the transactions contemplated by the Master Recapitalization Agreement.

(g)           For the avoidance of doubt any amounts owed by Crown to Hallmark as of December 31, 2009 which relate to taxes will be included in the Hallmark Debt (as defined in the Master Recapitalization Agreement), which shall be converted into new debt or stock pursuant to Section 2.2(b)(i)-(iii) of the Master Recapitalization Agreement.”

6.           Section 2(a)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“(ii)           Hallmark shall allow any Estimated Crown Tax Benefit reflected in a statement described in Section 2(a) as a credit to Crown against any future payment due from Crown to Hallmark in respect of an Estimated Crown Tax Liability.”

7.           Section 2(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)           Within 15 Business Days after the date that the Hallmark Group files a consolidated federal income tax return for a Tax Year that includes an Inclusion Period, Hallmark will calculate the Crown Tax Liability or Crown Tax Benefit, as the case may be, for such Inclusion Period and deliver to Crown a statement setting forth in reasonable detail (I) the amount of such Crown Tax Liability or Crown Tax Benefit, (II) the amount, if any, by which such Crown Tax Liability or Crown Tax Benefit exceeds or is less than the aggregate of the Estimated Crown Tax Liabilities or Estimated Crown Tax Benefits for such Tax Year, (III) the amount, if any, necessary for Crown to pay Hallmark so that, after such payment and taking all payments described in Section 2(a) for such Tax Year into account, Crown will have paid Hallmark 100 percent of such Crown Tax Liability for such Tax Year (the “True-Up Payment”), and (IV) the computations used to determine such amounts.

(i)           Any True-Up Payment determined under this section 2(b) will be paid by Crown to Hallmark in cash within 15 Business Days of the delivery of such statement.  Interest will not be taken into account in computing the True-Up Payment.

(ii)           In the event there is a Crown Tax Benefit for such Tax Year, such benefit a “Benefit Balance”, shall be allowed as a credit to Crown against any future payment due from Crown to Hallmark in respect of a Crown Tax Liability in future Tax Years.  Such Crown Tax Benefit will not accrue interest.  Hallmark will maintain an account showing the cumulative amount of Benefit Balances for all Inclusion Periods, adjusted for payments and offsets pursuant to this Section 2 and for adjustments under this Agreement (the “Cumulative Benefit Balance”).  Neither the Benefit Balance for any Inclusion Period nor the Cumulative Benefit Balance will accrue interest or have a fixed payment date.

(iii)           To the maximum extent possible, the Cumulative Benefit Balance at any time will be applied as an offset against the amount of any liability otherwise payable by Crown to Hallmark as of such time pursuant to this Section 2.

(iv)           At Hallmark’s option, at any time, any or all of the Cumulative Benefit Balance as of that time may be applied as an offset against any amounts then owed by Crown to any member of the Hallmark Group under any loan, advance of funds, line of credit, or any other payable (a “Crown Loan Obligation”), subject to any limitations under any loan indentures or contracts restricting such offsets.”

8.           The last sentence of Section 3(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Within 15 Business Days of Crown’s receipt of such notice, an adjusting payment will be made by Crown to Hallmark, if necessary, or an adjustment to the amount of the Cumulative Benefit Balance or balance of the Crown Loan Obligations will be made in the manner described in Section 3(b).”

9.           The last two sentences of Section 2(a)(iii) and the proviso in the last sentence of Section 6(a) of the Agreement are hereby deleted in their entirety.

10.           The last sentence of Section 6(b) is hereby amended and restated in its entirety as follows:

“Any such allocated interest income to Crown shall be allowed as a credit to Crown against any future payment due from Crown to Hallmark in respect of a Crown Tax Liability in future Tax Years by means of an increase to the Cumulative Benefit Balance.”

11.           All terms and conditions of the Agreement shall remain in full force and effect except to the extent modified herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Agreement as of the date first written above.

HALLMARK CARDS INCORPORATED

By:______________________________

     Name:

     Title:

CROWN MEDIA HOLDINGS, INC.

By:______________________________

     Name:

     Title: